SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported): July 20, 2004

C. R. BARD, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey	001-6926	22-1454160
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

730 Central Avenue Murray Hill, New Jersey		07974
(Address of Principal Executive Office)		(Zip Code)

(908) 277-8000
(Registrant's Telephone Number, Including Area Code)

ITEM 12. Results of Operations and Financial Condition.

The following information is being furnished pursuant to Item 12.

On July 20, 2004, C. R. Bard, Inc. issued a press release reporting earnings and other financial results for its second quarter ended June 30, 2004. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference in this Item 12. The information in this press release is furnished not filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C. R. BARD, INC.

By: Todd C. Schermerhorn /s/

Name: Todd C. Schermerhorn

Title: Senior Vice President and

Chief Financial Officer

July 20, 2004

Exhibit 99.1

Contacts:

Investor Relations: Eric J. Shick

Vice President, Investor Relations

(908) 277-8413

Media Relations: Holly P. Glass

Vice President, Government and Public Affairs

(703) 754-2848

BARD REPORTS SECOND QUARTER RESULTS

NET SALES UP 15 PERCENT ON CONSTANT CURRENCY BASIS

MURRAY HILL, NJ -- (July 20, 2004) -- C. R. Bard, Inc. (NYSE-BCR) today reported net sales of $416.3 million for the quarter ended June 30, 2004, up 18 percent over the prior year's net sales of $354.2 million. On a constant currency basis, second quarter 2004 net sales increased 15 percent. Net sales in the U.S. were $290.6 million, up 16 percent over the prior-year period, and net sales outside the U.S. were $125.7 million, up 21 percent over the prior-year period. On a constant currency basis, net sales outside the U.S. increased by 13 percent over the prior-year period.

For the second quarter of 2004, net income was $58.7 million and diluted earnings per share were 55 cents, up 19 percent and 17 percent, respectively, over the same period in the prior year. Included in the second quarter 2004 results were certain items that decreased net income by $2.6 million, or 2 cents per diluted share, thereby affecting comparability with the prior-year quarter. For the second quarter of 2003, Bard reported net income of $49.5 million and diluted earnings per share of 47 cents. Excluding the items comprising the $2.6 million, net income and diluted earnings per share increased 24 percent and 21 percent, respectively, in the second quarter of 2004 as compared to the same period in the prior year. The earnings per share figures reported in this press release reflect the Company's two-for-one common stock split that became effective on May 28, 2004.

Timothy M. Ring, chairman and chief executive officer, commented, "We had another strong quarter as we continue to work toward a sustainable, higher growth profile. Many of our new products are meeting with strong initial demand, particularly in our Vascular and Oncology product groups. Operationally, gross margin continues to expand allowing significantly greater R&D investment this quarter. We were active on the business development front as well, concluding several "tuck-in" transactions during the period. Overall, we are very pleased with the execution of our growth strategy."

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, N.J., is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Please refer to our March 31, 2004 10-Q for a statement with regard to forward-looking statements, including disclosure of the factors that could cause actual results to differ materially from those expressed or implied.

C. R. Bard, Inc.
Consolidated Statements of Income
(thousands of dollars except per share amounts, unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net sales	$416,300	$354,200	$810,100	$690,100

Costs and expenses:
Cost of goods sold	169,000	152,600	330,600	298,800
Marketing, selling & administrative expense	130,500	109,900	251,200	214,000
Research & development expense (1)	31,600	21,800	54,800	41,300
Interest expense	3,000	3,200	6,400	6,300
Other (income) expense, net	3,100	(1,500)	(10,300)	(3,200)
Total costs and expenses	337,200	286,000	632,700	557,200

Income before tax provision	79,100	68,200	177,400	132,900
Income tax provision	20,400	18,700	46,800	36,500

Net income (2)	$58,700	$49,500	$130,600	$96,400

Basic earnings per share	$0.56	$0.48	$1.25	$0.93

Diluted earnings per share	$0.55	$0.47	$1.22	$0.92

Wt. avg. common shares outstanding - basic	104,500	103,400	104,300	103,400

Wt. avg. common shares outstanding - diluted	107,500	105,600	107,100	105,200

(1) Included in research and development expense is approximately $6.7 million and $1.0 million in acquired in-process research and development for the quarters ended June 30, 2004 and 2003, respectively.

(2) In addition to interest income and exchange gains and losses, first quarter 2004 other (income) expense, net included the adjustment of a 2003 reserve recorded in connection with the legal action entitled Nelson N. Stone, M.D., et al. v. C. R. Bard, Inc., et. al. This adjustment resulted in additional pretax income of $16.0 million ($9.8 million after-tax; $0.09 diluted earnings per share), partially offset by a charge for an unrelated legal settlement of $3.9 million pretax ($2.3 million after-tax; $0.02 diluted earnings per share). In addition the company recorded a $1.1 million tax credit in income tax provision related to the retroactive effective date of its Malaysian high-technology pioneer grant ($0.01 diluted earnings per share). In addition to interest income and exchange gains and losses, second quarter 2004 other (income) expense, net included a charge for a legal settlement partially offset by an investment gain, which resulted in a net pretax charge of $4.3 million ($2.6 million after-tax; $0.02 diluted earnings per share).

Product Group Summary of Net Sales
	Quarter Ended June 30,				Six Months Ended June 30,
				Constant				Constant
	2004	2003	Change	Currency	2004	2003	Change	Currency
Vascular	$100,100	$75,800	32%	27%	$192,200	$143,400	34%	27%
Urology	121,500	114,500	6%	4%	238,000	223,800	6%	4%
Oncology	100,300	80,000	25%	23%	194,500	157,700	23%	20%
Surgery	76,900	67,400	14%	13%	152,100	131,800	15%	14%
Other	17,500	16,500	6%	4%	33,300	33,400	---	(2)%
Total net sales	$416,300	$354,200	18%	15%	$810,100	$690,100	17%	14%